Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Senmiao Technology Limited on Form S-3 of our report dated July 12, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Senmiao Technology Limited as of March 31, 2023 and for the year ended March 31, 2023 appearing in the Annual Report on Form 10-K of Senmiao Technology Limited for the year ended March 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

September 28, 2023